Exhibit 99.1

LifeCare Holdings, Inc.

News Release
For Immediate Release	Contact: Chris A. Walker
November 12, 2010	469-241-2116

LifeCare Holdings, Inc. Announces Third Quarter Results

Plano, TEXAS – LifeCare Holdings, Inc. (the “Company”) today announced its operating results for the third quarter ended September 30, 2010.

Three Months Ended September 30, 2010

Net Revenues

Our net patient service revenue increased by $1.3 million, or 1.5%, to $85.5 million for the three months ended September 30, 2010, as compared to the same period in 2009. Patient days in the 2010 period were 3,349, or 6.3%, greater than the same period in 2009, while admissions were 161, or 8.8%, greater than the same period in 2009.

However, on a same store basis, which excludes the operations of our former hospital in Muskegon, MI, from the 2009 period, our net patient service revenue of $85.5 million for the 2010 period represents a $1.8 million increase from the 2009 period. Patient days in the 2010 period of 56,217 increased by 3,789, or 7.2%, while admissions of 1,993 increased by 182, or 10.0%, on a same store basis. The increase in net patient service revenue of $1.8 million during the 2010 period was attributable to a favorable variance of $6.0 million as the result of the increase in patient days, offset by an unfavorable variance of $4.2 million attributable to a decrease in net patient service revenue on a per patient day basis. The decrease in net patient service revenue per patient day was primarily attributable to a decline in revenue per patient day for non-Medicare patients, including commercially insured, Medicare Advantage and Medicaid patients. Additionally, the number of Medicare patient days, which generally have a lower average net revenue per patient day than non-Medicare patient days, increased by 11.5% during the third quarter of 2010 as compared to the third quarter of 2009 and increased as a percentage of total patient days.

Expenses

Total expenses increased by $1.8 million to $87.4 million for the three months ended September 30, 2010, as compared to the same period in 2009. On a same store basis however, which excludes the operations of our former hospital in Muskegon, MI, from the 2009 period, total expenses of $87.4 million in the 2010 period increased by $2.6 million from the 2009 period. This increase on a same store basis was primarily attributable to an increase of $1.7 million in salaries, wages and benefits and an increase of $0.5 million in supplies as a result of the higher patient volumes in the 2010 period; however, these expenses were lower on a per patient day basis by $22, or 2.4%.

Credit Agreement EBITDA

For the quarter ended September 30, 2010, adjusted EBITDA as defined in our senior credit facility, which we refer to as Credit Agreement EBITDA, was $9.1 million. Credit Agreement EBITDA reflects the elimination of start-up costs and certain other non-recurring/operational expenditures as defined in our credit agreement. As of September 30, 2010, we were in compliance with all covenants contained in our senior secured credit facility.

Nine Months Ended September 30, 2010

Net Revenues

Our net patient service revenue increased by $0.2 million, or 0.1%, for the nine months ended September 30, 2010, to $271.1 million from $270.9 million for the comparable period in 2009. Patient days and admissions increased by 2.3% and 0.7%, respectively, for the nine months ended September 30, 2010 as compared to the same period in 2009.

However, on a same store basis, which excludes the operations of our former hospital in Muskegon, MI, from the 2009 period, our net patient service revenue of $271.1 million increased by $3.4 million, or 1.3%, from $267.7 million in the 2009 period. Patient days in the 2010 period of 173,465 increased by 6,124, or 3.7%, while admissions of 6,083 increased by 133, or 2.2%. The increase in net patient service revenue of $3.4 million during the 2010 period was attributable to a favorable variance of $9.8 million as the result of the increase in patient days, offset by an unfavorable variance of $6.4 million attributable to a decrease in net patient service revenue on a per patient day basis. The decrease in net patient service revenue on a per patient day basis was principally attributable to a decline in revenue per patient day for non-Medicare patients, including commercially insured, Medicare Advantage and Medicaid patients. Additionally, the number of Medicare patient days, which generally have a lower average net revenue per patient day than non-Medicare patient days, increased as a percentage of total days during the 2010 period as compared to the 2009 period.

Expenses

Total expenses decreased by $4.9 million to $266.8 million for the nine months ended September 30, 2010, as compared to $271.7 million for the comparable period in 2009. On a same store basis however, which excludes the operations of our former hospital in Muskegon, MI, from the 2009 period, total expenses of $266.8 million in the 2010 period decreased by $1.5 million from the 2009 period.

This decrease on a same store basis was primarily attributable to a decrease in insurance expense of $1.3 million and a decrease of $2.7 million in net interest expense, offset by an increase of $1.7 million in salaries, wages and benefits and an increase of $1.8 million in supplies. The decrease in insurance expense was the result of a $1.0 million charge recorded in the 2009 period attributable to an agreement with the insurance carriers on Hurricane Katrina matters. The decrease in net interest expense was the result of lower interest rates on outstanding borrowings during the 2010 period and the decrease of $11.1 million in outstanding principal of our senior subordinated notes as a result of the repurchase of these notes during the second half of the year ended December 31, 2009. The increase in salaries, wages and benefits and supplies was the result of higher patient volumes in the 2010 period; however, these expenses were lower on a per patient day basis by $11, or 1.2%.

Credit Agreement EBITDA

For the nine months ended September 30, 2010, Credit Agreement EBITDA was $37.3 million.

Liquidity and Capital Resources

At September 30, 2010, our outstanding indebtedness consisted of $119.3 million aggregate principal amount of senior subordinated notes due 2013, a $242.3 million term loan facility that matures in 2012, and $35.0 million outstanding on our revolving credit facility, which matures in 2011. At September 30, 2010, the interest rate applicable to the $242.3 million under our term loan facility was 4.73%, and the weighted average rate on the $35.0 million outstanding balance of the revolving credit facility was 4.43%.

The senior secured credit facility requires us to comply on a quarterly basis with certain financial covenants, including an interest coverage ratio test and a maximum leverage ratio test, which will become more restrictive over time. In addition, the senior secured credit facility includes various negative covenants, including limitations on indebtedness, liens, investments, permitted businesses, restricted payments, transactions with affiliates and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default including payment defaults.

As discussed previously, the financial covenant requirements in our senior secured credit facility become more restrictive throughout the remaining term of the facility. More specifically, the maximum leverage ratio test, which is currently at 7.00x of consolidated adjusted EBITDA (as defined in the credit agreement governing our senior secured credit facility), is scheduled to adjust to 6.00x beginning with the trailing four quarter period ended March 31, 2011, and thereafter. The minimum interest coverage ratio requirement, which is currently at 1.60x, is scheduled to increase to 1.75x beginning with the trailing four quarter period ended March 31, 2011, and then increases to 2.00x beginning with the trailing four quarter period ended March 31, 2012, and thereafter.

Based upon our current projections, we believe that it is probable that we will not be able to comply with certain financial covenants under our senior secured credit facility during the next twelve months. In the event we are unable to comply with the covenants under our senior secured credit facility, an event of default may occur. If we are unable to exercise a cure right or obtain waivers or amendments to cure such event of default, the lenders would be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility, terminating our access to our revolving credit facility and all actions permitted to be taken by a secured creditor. Acceleration under our senior secured credit facility would further create a cross-default under our senior subordinated notes indenture. An uncured event of default would have a material adverse effect on our financial position, results of operations and cash flow.

We are continuing to pursue operational and strategic objectives that may result in increased profitability and lower total indebtedness in order to remain in compliance with the financial covenants under our senior secured credit facility. These objectives include, among other items, increasing the occupancy levels of our hospitals, reducing administrative and operating expenses, and reducing days of net patient service revenue in accounts receivable. Additionally, we intend to seek opportunities to refinance our outstanding debt subject to financial performance and market conditions. We also continue to explore various strategic transactions, such as an acquisition, as a means to reduce our leverage and strengthen our operating and financial conditions.

Forward-Looking Statements

This press release includes forward-looking statements regarding, among other items, our operations. Such statements are subject to a number of uncertainties and risks that could significantly affect current plans. Furthermore, actual results may differ materially from those experienced or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, risks relating to operating in a regulated environment, implementing our business plan, maintaining relationships with physicians in our markets, availability of sufficient nurses and therapists, competition, retaining key management, ability to service our debt requirements, litigation matters and availability of insurance. Further information about factors that could affect the Company’s financial and other results is included in our Form 10-K as filed on March 31, 2010, which can be viewed on the SEC’s website. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. As a result, you should not place undue reliance on forward-looking statements, which reflect management’s views only as the date hereof. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Credit Agreement EBITDA is used in the calculations of the interest coverage and leverage ratios that are included in the covenants contained in our existing senior secured credit agreement. Credit Agreement EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition the calculation of Credit Agreement EBITDA is susceptible to varying interpretations and calculation, and the amounts presented may not be comparable to similarly titled measures of other companies. Credit Agreement EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows. For the trailing four quarter period ended September 30, 2010, Credit Agreement EBITDA was $51.9 million.

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LifeCare, based in Plano, Texas, operates 19 long-term acute care hospitals located in nine states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Schedule 1

Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2009 and 2010

(In thousands)

(Unaudited)

	2009	2010	% Change
Net patient service revenue	$84,261	$85,532	1.5%

Expenses:
Salaries, wages and benefits	39,978	41,291	3.3%
Supplies	8,269	8,708	5.3%
Rent	6,021	6,498	7.9%
Other operating expense	20,447	19,558	-4.3%
Provision for doubtful accounts	1,103	1,765	60.0%
Gain on early extinguishment of debt	(558)	—	NM
Depreciation and amortization	2,724	2,376	-12.8%
Interest expense, net	7,613	7,184	-5.6%

Total expenses	85,597	87,380	2.1%

Operating loss	(1,336)	(1,848)	-38.3%
Equity in income of joint venture	25	243	872.0%

Loss before income taxes	(1,311)	(1,605)	-22.4%
Provision for income taxes	192	92	-52.1%

Net loss	$(1,503)	$(1,697)	-12.9%

Reconciliation to Credit Agreement EBITDA:
Operating loss - per above	$(1,336)	$(1,848)
Adjusted for:
Depreciation and amortization	2,724	2,376
Interest expense, net	7,613	7,184
Gain on early extinguishment of debt	(558)	—
(Income) loss attributable to unrestricted subsidiary	399	(1,370)
Dividend from unrestricted subsidiary	—	652
Non-cash charges	79	963
Hospital closure/relocation/start-up losses	266	458
New Orleans operations	38	14
Cost saving initiatives	471	86
Other credit agreement add-back items	394	555

Credit Agreement EBITDA	$10,090	$9,070

Schedule 2

Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2009 and 2010

(In thousands)

(Unaudited)

	2009	2010	% Change
Net patient service revenue	$270,930	$271,126	0.1%

Expenses:
Salaries, wages and benefits	125,573	125,461	-0.1%
Supplies	25,731	27,260	5.9%
Rent	18,902	19,419	2.7%
Other operating expense	65,835	60,700	-7.8%
Provision for doubtful accounts	4,210	5,183	23.1%
Gain on early extinguishment of debt	(642)	—	NM
Depreciation and amortization	8,104	7,461	-7.9%
Interest expense, net	23,964	21,277	-11.2%

Total expenses	271,677	266,761	-1.8%

Operating income (loss)	(747)	4,365	684.3%
Equity in income (loss) of joint venture	(512)	653	227.5%

Income (loss) before income taxes	(1,259)	5,018	498.6%
Provision for income taxes	592	492	-16.9%

Net income (loss)	$(1,851)	$4,526	344.5%

Reconciliation to Credit Agreement EBITDA:
Operating income (loss) - per above	$(747)	$4,365
Adjusted for:
Depreciation and amortization	8,104	7,461
Interest expense, net	23,964	21,277
Gain on early extinguishment of debt	(642)	—
(Income) loss attributable to unrestricted subsidiary	2,521	(6,377)
Dividend from unrestricted subsidiary	—	4,243
Non-cash charges	244	3,673
Hospital closure/relocation/start-up losses	1,928	1,102
New Orleans operations	1,159	120
Cost saving initiatives	1,740	336
Other credit agreement add-back items	2,120	1,075

Credit Agreement EBITDA	$40,391	$37,275

Schedule 3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2009	September 30, 2010
Assets
Current assets:
Cash and cash equivalents	$46,681	$49,752
Accounts receivable, net	69,503	61,331
Income taxes receivable	1,182	1,376
Other current assets	7,543	8,464

Total current assets	124,909	120,923
Property and equipment, net	82,347	78,469
Goodwill and other identifiable intangibles, net	261,535	263,782
Other assets	10,855	9,309

	$479,646	$472,483

Liabilities and Stockholder's Deficit
Current liabilities:
Payables and accruals	$51,205	$41,492
Estimated third-party payor settlements	9,957	3,421
Current installments of long-term debt	2,550	37,550
Current installments of obligations under capital leases	833	1,003
Current installment of lease financing obligation	444	471

Total current liabilities	64,989	83,937
Long-term debt, excluding current installments	395,912	358,999
Obligations under capital leases, excluding current installments	1,010	581
Lease financing obligation	20,038	19,681
Accrued insurance	4,371	4,250
Other noncurrent liabilities	10,605	14,621

Total liabilities	496,925	482,069

Stockholder's deficit	(17,279)	(9,586)

	$479,646	$472,483

Schedule 4

Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2009 and 2010

(In thousands)

(Unaudited)

	2009	2010
Cash flows from operating activities:
Net income (loss)	$(1,851)	$4,526
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,759	9,199
Provision for doubtful accounts	4,210	5,183
Equity compensation amortization	235	196
Gain on early extingusihment of debt	(642)	—
Equity in income (loss) of joint venture	512	(653)
Changes in operating assets and liabilities:
Accounts receivable	6,887	2,990
Other current assets	(67)	(1,115)
Other assets	469	460
Estimated third-party payor settlements	242	(6,536)
Accounts payable and accrued expenses	(5,695)	(9,349)
Other liabilities	(1,433)	3,895

Net cash provided by operating activities	12,626	8,796

Cash flows from investing activities:
Purchases of property and equipment	(3,440)	(2,626)
Investment in joint venture	(6)	—
Note receivable with joint venture	(1,400)	—

Net cash used in investing activities	(4,846)	(2,626)

Cash flows from financing activities:
Net change in borrowings under the line of credit	25,000	—
Payments of long-term debt	(2,479)	(1,913)
Payments on obligations under capital leases	(927)	(857)
Payments on lease financing obligation	(351)	(329)

Net cash provided by (used in) financing activities	21,243	(3,099)

Net increase in cash and cash equivalents	29,023	3,071
Cash and cash equivalents, beginning of period	25,262	46,681

Cash and cash equivalents, end of period	$54,285	$49,752

Schedule 5

Selected Operating Statistics

	Three months ended September 30, 2009	Three months ended September 30, 2010
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	19	19
Licensed beds (end of period)	1,059	1,057
Average licensed beds (1)	1,072	1,057
Admissions	1,832	1,993
Patient days	52,868	56,217
Occupancy rate	53.6%	57.8%
Percent net patient service revenue from Medicare	55.2%	60.8%
Percent net patient service revenue from commercial payors and Medicaid (2)	44.8%	39.2%
Net patient service revenue per patient day	$1,594	$1,521

	Nine months ended September 30, 2009	Nine months ended September 30, 2010
Number of hospitals within hospitals (end of period)	8	8
Number of freestanding hospitals (end of period)	11	11
Number of total hospitals (end of period)	19	19
Licensed beds (end of period)	1,059	1,057
Average licensed beds (1)	1,077	1,058
Admissions	6,039	6,083
Patient days	169,640	173,465
Occupancy rate	57.7%	60.1%
Percent net patient service revenue from Medicare	59.1%	59.3%
Percent net patient service revenue from commercial payors and Medicaid (2)	40.9%	40.7%
Net patient service revenue per patient day	$1,597	$1,563

(1)	The licensed beds are only calculated on the beds at locations that were open for operations during the applicable periods.
(2)	The percentage of net patient service revenue from Medicaid is less than three percent for each of the periods presented.